Exhibit 23

Consent of Independent Registered Public Accounting Firm

To The Board of Directors

CelLynx Group, Inc.

We hereby consent to the use of our report dated January 13, 2010, with respect to the consolidated financial statements of CelLynx Group, Inc (formerly Norpac Technologies, Inc.) as of September, 2009 and 2008, and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the years then ended, included herein the registration statement of the Company’s From S-1 and to the reference to our firm under the heading “Experts” in the prospectus.

/S/ Frazer Frost, LLP
Brea, California
March 9, 2010